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                                                                     EXHIBIT 5.1


                        [Letterhead of Alston & Bird LLP]

                               January 29, 1999


First Charter Corporation
22 Union Street North
Concord, North Carolina 28025

       Re:    Form S-8 Registration Statement
              HNFC Financial Corp. Stock Option Plan

Ladies and Gentlemen:

       The undersigned has acted as special counsel for First Charter Corporation, a North Carolina corporation (the "Company"), in connection with the above-referenced Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and covering 886,231 shares of the Company's common stock, no par value per share ("Company Stock"), that may be issued pursuant to the HNFC Financial Corp. Stock Option Plan (the "Plan"). In connection therewith, we have examined originals or copies of corporate records, certificates of public officials and of officers of the Company and other instruments as we have deemed relevant and necessary for the opinion hereinafter expressed.

       On the basis of the foregoing, it is our opinion that the 886,231 shares of Company Stock to be issued pursuant to the options, when issued accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid and nonassessable.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing therein.

                                               Sincerely,

                                               ALSTON & BIRD LLP


                                               By: /s/ FRANK M. CONNER III
                                                  -----------------------------
                                                      A Partner